Exhibit 99.2

UNITED RENTALS (NORTH AMERICA), INC.

OFFER TO EXCHANGE ALL OUTSTANDING
5.75% SENIOR SECURED NOTES DUE 2018
ISSUED ON MARCH 9, 2012 FOR
5. 75% SENIOR SECURED NOTES DUE 2018

UNCONDITIONALLY GUARANTEED BY UNITED RENTALS, INC., UNITED RENTALS (DELAWARE), INC., UNITED RENTALS FINANCING LIMITED PARTNERSHIP, UNITED RENTALS HIGHWAY TECHNOLOGIES GULF, LLC AND UNITED RENTALS REALTY, LLC

WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

To DTC Participants:

We are enclosing herewith the materials listed below relating to the Company’s offer to exchange up to $750,000,000 aggregate principal amount of its 5.75% Senior Secured Notes due 2018 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $750,000,000 aggregate principal amount of its outstanding unregistered 5.75% Senior Secured Notes due 2018 (the “Initial Notes”), upon the terms and subject to the conditions set forth in the Prospectus dated    , 2012 and the related Letter of Transmittal.  The New Notes are unconditionally guaranteed (the “New Guarantees”) by United Rentals, Inc., United Rentals (Delaware), Inc., United Rentals Financing Limited Partnership, United Rentals Highway Technologies Gulf, LLC and United Rentals Realty, LLC.  The Prospectus and this Letter of Transmittal together constitute the Company’s offer to exchange (the “Exchange Offer”) its New Notes of each series, including the New Guarantees, for a like principal amount of its Initial Notes of the respective series, including guarantees, from the registered holders thereof.

The Company has filed a registration statement, which became effective under the Securities Act on                      , 2012, to register the New Notes under the Securities Act.

Enclosed herewith are copies of the following documents:

(i)             Prospectus dated             , 2012;

(ii)          Letter of Transmittal;

(iii)       Instruction to Registered Holder from Beneficial Owner; and

(iv)      Letter to Clients, which may be sent to your clients for whose account you hold Initial Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2012 UNLESS EXTENDED BY THE COMPANY.

The Exchange Offer is not conditioned upon any minimum number of Initial Notes being tendered.

Pursuant to the Letter of Transmittal, each tendering holder of Initial Notes (a “Holder”) will represent to the Company that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is participating or intends to participate in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission’s no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Company, its parent company or its subsidiaries, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Initial Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Initial Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by beneficial owner of Initial Notes held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Initial Notes pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the transfer and exchange of Initial Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Any inquiries you may have relating to the procedure for tendering or withdrawing tenders may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at:

By Registered & Certified Mail:	By Regular Mail or Courier:	By Hand In Person Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

For Information or Confirmation by Telephone:

(800) 344-5128, Option 0

Attn. Bondholder Communications

All other questions regarding the Exchange Offer should be addressed to Vice President, Corporate Communications and Investor Relations at the Company at telephone number: (203) 618-7318.

Very truly yours,

United Rentals (North America), Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.